                                                                    Exhibit 99.2

For Immediate Release

        Acterna Corporation Announces $75 Million Investment by Clayton,

            Dubilier & Rice and Amendment to Senior Credit Agreement

         Burlington, MASS, December 20, 2001--Acterna Corporation (NASDAQ: ACTR) today announced that an investment fund managed by Clayton, Dubilier & Rice, Inc. has agreed to purchase $75 million aggregate principal amount of 12% Senior Secured Convertible Notes due 2007 of Acterna LLC, a wholly-owned subsidiary of Acterna Corporation. The company expects to issue additional notes for the payment of interest for the foreseeable future. The Notes will be convertible into common stock of Acterna Corporation at a conversion price of $3.00 per share, subject to customary anti-dilution protections. With the new investment, the company has more than $140 million in cash or funds available under its credit facilities.

         Acterna also announced that it had reached agreement with the lenders under its senior credit facility for an amendment to its credit agreement. The amendment waives compliance with specified existing financial covenants through June 30, 2003 and imposes new liquidity and financial covenants, as well as certain other limitations, on the company.

         "These actions strengthen Acterna's overall financial position and ability to execute its business plans during these challenging times," said Ned Lautenbach, chairman and CEO of Acterna Corporation. "We remain confident in Acterna's long term growth prospects in its key markets as economic conditions improve."

         Acterna expects the amendment to its credit agreement to become effective on or before December 31, 2001, and the sale of the Notes to occur on or before January 15, 2001, in each case subject to customary closing conditions and final documentation.

         Clayton Dubilier & Rice, Inc. manages two investment funds that together own approximately 80 percent of Acterna Corporation's outstanding common stock. Accordingly, the terms of the new investments were reviewed and approved by a special committee composed of independent directors of Acterna Corporation.

About Acterna Corporation:

           Acterna Corporation (NASDAQ: ACTR) is the holding company for Acterna, AIRSHOW, da Vinci Systems and Itronix. Acterna is the world's largest provider of test and management solutions for optical transport, access and cable networks and the second largest communications test company overall. Acterna, with a presence in more than 80 countries, provides a range of equipment, software, systems and services to help customers develop, install, manufacture and maintain their optical transport, access, cable, data/IP and wireless networks. AIRSHOW supplies in-flight passenger information systems to the aviation industry while da Vinci Systems designs and markets video color correction systems to the video postproduction industry. Itronix sells ruggedized computing devices for field service applications to a range of industries. Additional information on Acterna is available at http://www.acterna.com
----------------------

         This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, which statements reflect the company's current judgment on the matters addressed by these statements. However, because such statements apply to future events, they are subject to risks and uncertainties that could cause actual events and the company's results to differ materially. Important factors that could cause actual events and the company's results to differ materially are described in the company's reports on Form 10-K and Form 10-Q on file with the Securities and Exchange Commission.

Contacts:

Acterna Investor Relations
Maria Henry, 301-353-1550, ext. 1207

Acterna Media Relations

Frank J. Walter/Alice Ducq, 301-353-1560, ext. 4376